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EXHIBIT 12.1

VIDEOTRON LTÉE
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS, EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)

	YEAR ENDED DECEMBER 31,					NINE MONTHS ENDED SEPTEMBER 30,
	2000	2001	2002	2003	2004	2004	2005
CANADIAN GAAP
Fixed charges
Interest expenses, before interest income	$65.8	$89.8	$81.0	$86.3	$64.1	$45.7	$43.1
Amortization of capitalized expenses related to indebtedness	1.8	2.5	4.6	4.1	1.4	1.0	1.4
Interest capitalized to the cost of fixed assets	2.9	0.7	0.0	0.0	0.0	0.0	0.0

	$70.5	$93.0	$85.6	$90.4	$65.5	$46.7	$44.5

Earnings
Income from continuing operation before income taxes and non controlling interest	$(64.6)	$(63.0)	$14.3	$90.2	$144.0	$111.0	$140.8
Fixed charges	70.5	93.0	85.6	90.4	65.5	46.7	44.5
Interest capitalized to the cost of fixed assets	(2.9)	(0.7)	0.0	0.0	0.0	0.0	0.0
Amortization of capitalized interest	0.6	0.7	0.7	0.7	0.0	0.5	0.0

	$3.6	$30.0	$100.6	$181.3	$209.6	$158.2	$185.3

Ratio of earnings to fixed charges	0.1	0.3	1.2	2.0	3.2	3.4	4.2

US GAAP
Fixed charges
Interest expenses, before interest income			$77.7	$84.1	$51.6	$34.3	$37.5
Amortization of capitalized expenses related to indebtedness			4.6	4.1	1.4	1.0	1.4
Interest capitalized to the cost of fixed assets			0.0	0.0	0.0	0.0	0.0

			$82.3	$88.2	$53.0	$35.3	$38.9

Earnings
Income from continuing operation before income taxes and non controlling interest			$(1,979.1)	$82.8	$142.6	$113.0	$136.0
Fixed charges			82.3	88.2	53.0	35.3	38.9
Interest capitalized to the cost of fixed assets			0.0	0.0	0.0	0.0	0.0
Amortization of capitalized interest			0.7	0.7	0.0	0.5	0.0

			$(1,896.1)	$171.7	$195.6	$148.8	$174.9

Ratio of earnings to fixed charges			—	1.9	3.7	4.2	4.5

(1)
For the year ended December 31, 2002, pro forma earnings as calculated under US GAAP, were inadequate to cover our fixed charges and the coverage deficiency amounted to $1,978.5 million.

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VIDEOTRON LTÉE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (DOLLARS IN MILLIONS, EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)